UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2006

BRIGHAM EXPLORATION COMPANY
(Exact name of registrant as specified in its charter)

Delaware	000-22433	75-2692967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6300 Bridgepoint Parkway Building Two, Suite 500 Austin, Texas 78730
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (512) 427-3300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure

On April 13, 2006, the Registrant issued a press release announcing the pricing of $125 million of its 9.625% Senior Notes due 2014. The notes were priced at 98.629% of their face value to yield 9.875%, and will be issued pursuant to an indenture dated April 20, 2006. The notes will be fully and unconditionally guaranteed by certain of the Registrant’s subsidiaries. The Registrant intends to use the net proceeds from the offering to repay all amounts currently outstanding under its senior and subordinated credit agreements, and to fund exploration and development activities and for general corporate purposes. As of April 3, 2006, the Registrant had $43.2 million of borrowings outstanding and $46.8 million of additional borrowing capacity under its senior credit agreement. After giving effect to the notes offering and the use of the net proceeds therefrom, the borrowing base under the senior credit agreement will be reset to $50 million. With the completion of the notes offering, the Registrant will terminate its subordinated credit agreement.

The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. The Company plans to offer and issue the notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.

The information contained herein is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Registrant is furnishing its press release dated April 13, 2006, which announces the pricing of $125 million of its 9.625% Senior Notes due 2014. The text of the press release is furnished as attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

          (d)          Exhibit 99.1     Press release dated April 13, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGHAM EXPLORATION COMPANY

Date: April 13, 2006	By:	/s/ Eugene B. Shepherd, Jr.

Eugene B. Shepherd, Jr.
Executive Vice President &
Chief Financial Officer

INDEX TO EXHIBITS

Item Number	Exhibit

99.1*	Press Release dated April 13, 2006.